                                                    EXHIBIT 4.1

                    STOCK PURCHASE AGREEMENT


    STOCK PURCHASE AGREEMENT, dated as of March 29, 1996, by and between Marvin M. Speiser ("Speiser") and Health-Chem Corporation, a Delaware corporation ("Health-Chem").
    WHEREAS, Speiser is the beneficial owner of 3,565,846 of the 7,982,424 outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Health-Chem; and
    WHEREAS, Health-Chem has the right to acquire from Speiser (i) 1,207,689 shares Common Stock pursuant to an Option Agreement dated August 30, 1991 (the "Baker Shares") and (ii) 575,000 shares of Common Stock pursuant to an Option Agreement dated July 15, 1994 (the "NU Shares", and collectively with the Baker Shares hereinafter referred to as the "Option Shares"); and
    WHEREAS, Health-Chem believes that it is in the best interests of Health-Chem and its stockholders if the "float" of Common Stock were increased, so that a greater number of shares of Common Stock were beneficially owned by holders other than affiliates of Health-Chem; and
    WHEREAS, Health-Chem also believes that the capital markets may be better able to analyze and evaluate Health-Chem's financial performance if a relatively large percentage of the outstanding shares were not subject to repurchase by Health-Chem; and

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    WHEREAS, Health-Chem is legally prohibited from directly
exercising its options to acquire the Option Shares by covenants contained in certain debt instruments to which Health-Chem is bound and by the terms of said Option Agreements which do not permit partial exercise; and
    WHEREAS, Health-Chem and Speiser believe that the offering of subscription rights contemplated as by this Agreement would provide an opportunity to increase the "float" of Common Stock without increasing the number of shares of Common Stock outstanding, at the same time providing to Health-Chem substantially the equivalent benefit of the exercise of its options to acquire the Option Shares.
    NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
    1. Offering of Subscription Rights. Following the execution and delivery of this Agreement, Health-Chem will undertake to offer to its stockholders (other than Speiser) of record as of a date to be fixed as hereinafter provided (the "Record Date"), rights to subscribe to purchase shares of Common Stock (a "Subscription Right", collectively the "Rights"), on the following basis:


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    (a)  One right shall be granted for each share of Common
Stock held of record with ten (10) Subscription Rights being aggregated to purchase three (3) shares of Common Stock.
     (b) The Rights and the underlying shares of Common Stock shall be registered pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act").
    (c) The Record Date and the subscription price of the Common Stock offered to stockholders pursuant to the Subscription Rights offering shall be determined by the Board of Directors of Health-Chem (or a duly appointed committee thereof) prior to the effectiveness of the Registration Statement; provided, however, that the exercise price per share shall not be less than the "Average Option Price" as defined in Section 3 below.
    (d) The Subscription Rights shall be exercisable for a period, as determined by Health-Chem, of not less than fifteen (15) days nor more than forty-five (45) days following effectiveness of the Registration Statement and, shall expire if unexercised at such time (the "Expiration Date"). The Subscription Rights granted to Health-Chem stockholders shall be transferable. No fractional shares of Common Stock will be issued. Subscription Rights shall be

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exercisable by a holder only in units of ten (10) for three
(3) shares (and integral multiples thereof) and not in part.
    (e) For purposes of the offering of Subscription Rights, Speiser shall be deemed not to receive his pro rata portion of such Subscription Rights, or if and to the extent he is considered to have received such Subscription Rights, Speiser agrees that he will not exercise nor transfer such Subscription Rights (said pro rata portion to be calculated based upon Speiser's beneficial ownership of outstanding shares of Common Stock other than the Option Shares as of the Record Date).
    (f) The offering of Subscription Rights shall be made on such other terms and conditions, including without limitation, the legality of the offer and sale under the various securities laws of the several states, as Health-Chem shall determine.
          2. Amendment of the Option Agreements. Upon the effectiveness of the Registration Statement, Health-Chem and Speiser shall execute an amendment to each Option Agreement to permit Health-Chem to exercise such Option Agreement in part so that the number of shares of Common Stock purchased by Health-Chem thereunder is equal to the product obtained by multiplying the number of Option Shares covered by such Option Agreement by the Applicable Fraction; provided such

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exercises result in an aggregate purchase price paid for such
Option Shares equal to the amount described in Section 3 below; and provided, further, that each Option Agreement shall thereafter terminate in accordance with Section 5 below. For purposes of this Agreement, the "Applicable Fraction" shall mean a fraction, the numerator of which is the total number of shares of Common Stock outstanding as of the Record Date other than the number of shares of Common Stock equal to the sum of the number of Option Shares and the number of other shares of Common Stock beneficially owned by Speiser as of the Record Date, and the denominator of which is the total number of shares of Common Stock outstanding as of the Record Date other than the number of Option Shares outstanding as of the Record Date.
          3. Purchase of Shares Subscribed For. On the Expiration Date, Health-Chem shall notify Speiser of the number of Option Shares as to which Health-Chem is exercising its option to purchase pursuant to each Option Agreement, which number shall be equal to the aggregate number of shares of Common Stock subscribed for in the offering of Subscription Rights, but not greater than 1,269,820 shares, and which shall result in an aggregate purchase price for the shares of Common Stock being purchased from Speiser, equal to such number of shares multiplied by the Average Option Price. For purposes of this Agreement, the term "Average Option Price" shall mean the sum of (a) the aggregate purchase price
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of the Baker Shares at such date, and (b) the aggregate
purchase price of the NU Shares at such date, in each case, calculated as provided in the relevant Option Agreement, divided by the total number of the Option Shares. To the extent that the number of shares of Common Stock subscribed for pursuant to the Subscription Rights Offering exceeds the number of shares which Speiser is obligated to sell hereunder, Health-Chem shall deliver shares of Common Stock held in its treasury to subscribers.
         4.    Payment for Shares Subscribed For.
Immediately following the Expiration Date, Health-Chem shall purchase from Speiser, and Speiser shall sell to Health-Chem, the number of shares of Common Stock set forth in the notice delivered pursuant to Section 3 at the aggregate price set forth therein. Payment shall be made to Speiser by wire transfer or in other immediately available funds against receipt by Health-Chem of certificates representing such shares; provided, however, that nothing herein shall be deemed to require Speiser to deliver any specific certificates representing shares of Common Stock. All shares of
Common Stock provided by Speiser shall be free and clear of any claims, liens or encumbrances (other than as may be created hereby). The certificates shall be accompanied by duly endorsed stock powers.

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          5.   Termination of Option Agreements.  Immediately
following the Expiration Date, each of the Option Agreements, to the extent not then exercised, shall terminate in its entirety, together with any and all rights, claims, liens and encumbrances of Health-Chem in and to the Baker Shares and the NU Shares and Speiser's obligation to sell and Health-Chem's right to purchase such shares of Common Stock thereunder shall forthwith terminate, and Speiser shall retain such shares of Common Stock free of any  claim of
Health-Chem.
          6. Execution and Time of Effectiveness. This Agreement may be executed at any time prior to the filing of the Registration Statement but shall be void and of no force and effect in the event that the Registration Statement is not declared effective by order of the SEC on or before June
30, 1996.
          7. Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and assigns.
          8. Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and neither this Agreement nor any provisions hereof shall be waived, changed, discharged or terminated except by an instrument in writing
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signed by the party against whom any waiver, change,
discharge or termination is sought.
          9. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to be duly given to be delivered if delivered personally or by a nationally recognized courier service or on the third business day following deposit with the U.S. Postal Service
as certified or registered mail (return receipt requested), postage prepaid, and shall be addressed:
          If to Speiser:
          Marvin M. Speiser
          c/o Health-Chem Corporation
          1212 Avenue of the Americas
          New York, NY  10036

          with a copy to:

          Thomas P. Desmond, Esq.
          Vedder, Price, Kaufman
            & Kammholz
          222 North LaSalle Street
          Chicago, IL  60601-10037

          If to Health-Chem:

          Health-Chem Corporation
          1212 Avenue of the Americas
          New York, NY  10036

          Attention:  Bruce M. Schloss, Esq.
                      Vice President and Secretary

          with a copy to:

          Paul Bork, Esq.
          Hinckley, Allen & Snyder
          One Financial Center
          Boston, MA  02111-2625


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or to such other address as the parties shall have specified by notice in writing to the others.
          10. Expenses; Further Assurances. All expenses associated with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be paid by Health-Chem. At the request of either party, the other will promptly execute and deliver, or cause to be executed and delivered, all such documents or instruments as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement.
          11. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflict of laws rules.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
                                     HEALTH-CHEM CORPORATION

                                     By:
                                          Title:



                                     Marvin M. Speiser